EXHIBIT 99.1

[LandAmerica Financial Group, Inc. Letterhead]

FOR IMMEDIATE RELEASE:	CONTACTS:
May 4, 2004	G. William Evans	H. Randolph Farmer
	Chief Financial Officer	Senior Vice President
	804-267-8114	Corporate Communications
804-267-8120

LandAmerica Financial Group, Inc.

Announces Proposed Offering of Convertible Debentures

RICHMOND, Virginia —May 4, 2004—LandAmerica Financial Group, Inc. (NYSE: LFG) announced today its intention to sell, subject to market and other conditions, approximately $125.0 million principal amount of Convertible Senior Debentures due 2034, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, LandAmerica is expected to grant the initial purchasers an option to purchase up to an additional $25.0 million principal amount of the debentures. The conversion rate and other terms of the debentures will be determined by negotiations between LandAmerica and the initial purchasers of the debentures.

LandAmerica intends to enter into a convertible bond hedge transaction with an affiliate of one of the initial purchasers with respect to its common stock to limit potential dilution from conversion of the debentures. LandAmerica also intends to enter into a warrant option transaction with respect to its common stock with an affiliate of one of the initial purchasers. The cost of the convertible bond hedge transaction will be partially offset by the proceeds of the warrant option transaction. LandAmerica expects to use part of the net proceeds of the convertible offering in connection with these two transactions. LandAmerica intends to use the remainder of the proceeds to repay amounts outstanding under its revolving credit facility and for investment and general corporate purposes.

In connection with the convertible bond hedge transaction and warrant option transaction, an affiliate of one of the initial purchasers that is a party to those transactions has advised LandAmerica that it will purchase LandAmerica common stock in secondary market transactions prior to pricing of the debentures, and may enter into various over-the-counter derivative transactions with respect to LandAmerica common stock concurrently with, and possibly after, pricing of the debentures and may continue to purchase LandAmerica common stock in secondary market transactions following pricing of the debentures.

The debentures being offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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